Exhibit 11.1

OKEANIS ECO TANKERS CORP.

INSIDER TRADING POLICY

Effective: December 6, 2023

All directors, officers and employees (each a “Covered Individual”) of Okeanis Eco Tankers Corp. (collectively with its subsidiaries, the “Company”), as well as their Related Parties, (as defined herein) are subject to the provisions of this Insider Trading Policy (this “Policy”). In addition, certain aspects of this Policy shall only apply to persons that have been designated as primary insiders by the Company1 (in such context, each shall be referred to as a “Primary Insider”), as well as their Closely Associated Persons (as defined herein). The Chief Financial Officer or the Legal Counsel shall notify all persons defined as Primary Insiders in the form of the notification included in Annex A hereto. This Policy supersedes and amends and restates all previous insider trading policies of the Company.

1.Trading on Inside Information Prohibited

It is a serious violation of Regulation (EU) No 596/2014 (the “EU Market Abuse Regulation” or “MAR”), U.S. federal and U.S. state securities laws, and of Company policy, for any Covered Individual or any Related Party to buy or sell common shares and other equity securities or similar financial instruments of the Company (collectively, “Equity Securities”) or any other securities or financial instruments of the Company2 (together with the Equity Securities, the “Company Securities”) while in possession of material non-public information/inside information relating directly or indirectly to the Company, any Company Securities or to engage in any other action to take advantage of such information or to pass it on to others, including cancellation or amendment or an order concerning Company Securities where such order was placed before the person possessed material non-public information/inside information. This prohibition also applies to financial instruments to which the inside information relates and information relating to any other company, including customers, vendors, charterers, managers, partners or investments obtained in the course of employment. It is the policy of the Company that no Covered Individual who, in the course of working for or on behalf of the Company, learns of material nonpublic information/inside information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for a personal emergency expenditure) are no exception to this Policy. Even the appearance of any improper transactions should be avoided to preserve the Company’s reputation for adhering to the highest standards of ethical conduct.

2.Material Information

1  List of primary insiders are available here: https://live.euronext.com/en/product/equities/MHY641771016-XOSL/primary-insiders

2  Including derivatives or other financial instruments (as defined in point (15) of Article 4(1) of Directive 2014/65/EU (MiFID II)) linked to the Company’s shares or debt instruments.

Material information is any information that a reasonable investor would likely consider important in a decision to buy, hold or sell Company Securities – in short, any information which could reasonably affect the price, either favorably or unfavorably, of Company Securities.

While it is not possible to provide an exhaustive list, the following are some of the types of information that would ordinarily be considered material: (i) news of a pending or proposed corporate acquisition, disposition, or other significant business combination, (ii) financial results, especially quarterly and year-end earnings (and projections of future earnings or losses), and significant changes in financial results or liquidity, (iii) significant changes in corporate strategy, dividend policy or objectives, (iv) take-over bids or bids to buy back common shares of the Company, (v) changes in ownership that may affect control of the Company, (vi) significant changes in management, (vii) significant changes in reserve levels or practices, (viii) public or private issues of additional equity or debt securities, (ix) significant changes in capital structure, (x) events of default under financings or other agreements, (xi) actual or threatened major litigation, or the resolution of such litigation, (xii) significant changes in operating or financial circumstances, such as significant changes in material contracts (such as charters and management agreements), cash-flow changes, liquidity changes, or investment asset impairments, (xiii) the declaration of dividends other than in the ordinary course or a change in dividend policy, (xiv) financial projections, (xv) significant charter hire developments (such as the amount of additional hire earned by the Company in a quarter) and (xvi) significant new ventures.

3.Non-public Information

Non-public information is any information that has not already been disclosed generally to the public. Information about the Company that is not yet in general circulation should be considered nonpublic. All information that a Covered Individual learns about the Company or its business plans in connection with his/her employment is potentially “insider” information until publicly disclosed.

If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or a U.S. Securities and Exchange filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until the second full trading day after the information is released. If, for example, the Company were to make an announcement on a Monday before the market opens, you should not trade in the Company’s securities until Wednesday. If an announcement were made on a Friday during the market day, Wednesday generally would be the first eligible trading day.

4.Inside Information

Inside information under MAR is information of a precise nature, which has not been made public, relating, directly or indirectly, to the Company or to one or more financial instruments of the Company, and which, if it were made public, would be likely to have a significant effect on the prices of those financial instruments or on the price of related derivative financial instruments.

A. Precise Nature

Information is of a “precise nature” if it indicates circumstances which exist or are expected to come into existence, or an event that has occurred or is expected to occur, where a conclusion can be drawn about the possible effect of those circumstances or events on the prices of the Company’s financial instruments.

B. Protracted Process

In the case of a protracted process that is intended to bring about, or that results in a particular circumstances or event (e.g., an M&A transaction), the intermediate steps of that process may be deemed to be inside information if they satisfy the criteria described above.

C. Likely to have a significant effect

Information which, if it were made public, would be likely to have a significant effect on the prices of financial instruments, shall mean information a reasonable investor would be likely to use as part of the basis of his or her investment decisions.

5.Twenty-Twenty Hindsight

If a Covered Individual’s securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, Covered Individuals should carefully consider how regulators and others might view such transaction in hindsight.

5.Transactions by Related Parties

The restrictions set forth in this Policy apply equally to family members of Covered Individuals and to any entity over which the Covered Individual or such other family members exercise or share investment control such as a partnership or family trust, or are directed by a Covered Individual or are subject to a Covered Individual’s influence or control (such as parents or children who consult with a Covered Individual before they trade in securities). Such parties are herein collectively referred to as “Related Parties”. For purposes of this Policy, family members include, if such person shares your household, a person’s (including through adoptive relationship) spouse, parents, grandparents, children, siblings, mothers-in-law and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone, whether or not related, who shares such person’s home (other than domestic employees). Covered Individuals are responsible for the compliance of Related Parties.

Furthermore, under MAR, the term “Closely Associated Person” as used herein includes (a) a spouse or a partner considered to be equivalent to a spouse, (b) a dependent child, (c) a relative who has shared same household for at least one year on the date of the transaction concerned and (d) a legal person, trust or partnership, the managerial responsibilities of which are discharged by a Primary Insider or by a person referred to in (a), (b) or (c), which is directly or indirectly controlled by such a person, which is set up for the benefit of such person, or the economic interests of which are substantially equivalent to those of such person.

Each Primary Insider shall, upon election or appointment, provide the Chief Financial Officer and the Legal Counsel with the necessary details about her/him and its Closely Associate Persons for registration in the primary insider register of Oslo Børs.

Each Primary Insider shall, as soon as practicable after being notified pursuant to the introduction of this Policy, forward to the Chief Financial Officer and the Legal Counsel a list of persons who qualify as its Closely Associated Persons, unless this has already been provided.. The Primary Insider shall notify the Chief Financial Officer and the Legal Counsel of any later amendments or updates to such list as and when relevant. Each Primary Insider shall inform its Closely Associated Persons in writing about their mandatory obligations and keep a copy of such notification. The Chief Financial Officer or the Legal Counsel shall assist each Primary Insider with the notification and the notifications shall be made in the form included in Annex B hereto.

6.Tipping Information to Others

Whether the information is proprietary information about the Company or non-public information that could have an impact on the price of Company Securities, Covered Individuals must not pass such information on to others, including, without limitatation, family members and friends (either explicitly or by way of generally advising others to buy or sell Company Securities).

7.Blackout Periods

It is also a violation of this Policy for any Covered Individual and any Related Party of said Covered Individual to purchase or sell Company Securities:

A. Quarterly and Annual Results

For a period beginning on the earlier of (i) 10 days after the last day of the Company’s quarter and (ii) 30 days prior anticipated release of the relevant financial results for such quarter or year end, and ending at the beginning of the second full business day after the release of the Company’s quarterly or annual results to the public. Thus, if the Company’s results are released on a Monday before the market opens, Wednesday generally would be the first day on which Covered Individuals and Related Parties should trade. If the Company’s results are released on a Friday while the market is open, Wednesday generally would be the first day on which Covered Individuals and Related Parties should trade.

Under MAR, a Primary Insider and its Closely Associated Persons are strictly prohibited from conducting any transactions on its own account or for the account of a third party, directly or indirectly, relating to the shares or debt instruments of the Company or to derivatives or other financial instruments linked to them during a closed period of 30 calendar days prior to the anticipated release of the relevant financial results (the “MAR Blackout Period”).

B. Public Announcements of Material Information

Immediately after the Company has made a public announcement of material information. The Company’s shareholders and the investing public should be afforded the time to receive the information and act upon it. As a general rule, Covered Individuals and Related Parties should not engage in any transactions until the beginning of the second full business day after the information has been released.

C. Anticipated Material Events

If the Company issues a suspension on trading because a material event is anticipated (e.g., financial development, a merger, acquisition or any other significant corporate action). In any such case, adequate notice shall be provided to Covered Individuals to whom such suspension applies. As a general rule, Covered Individuals and Related Parties should not engage in any transactions until the beginning of the second full business day after the material event has been disclosed or abandoned. In addition, no Covered Individual or Related Party may disclose to any outside third party that a special blackout period has been designated.

8.Additional Prohibited Transactions

Because the Company believes it is potentially improper and inappropriate for Covered Individuals to engage in short-term or speculative transactions involving Company Securities, it is the Company’s policy that:

A. Trading in Equity Securities on a Short-Term Basis

Covered Individuals and Related Parties who purchase Equity Securities in the open market are encouraged not to purchase and sell such Equity Securities on a short-term basis, although this Policy does not require any minimum holding period. This suggestion may not apply to certain types of transactions such as stock option exercises, the receipt of performance shares and the receipt of restricted shares; however, any such transactions should be discussed with the Company to avoid potential problems.

B. Short Sales

Selling Company Securities short by Covered Individuals is not permitted. Selling short is the practice of selling more securities than one owns, a technique used to speculate on a decline in the price.

C. Buying or Selling Puts, Calls or Derivatives

The purchase or sale of options of any kind, whether puts, calls or other derivative securities, related to Company Securities by Covered Individuals is not permitted. The speculative nature of the market for these financial instruments imposes timing considerations that are inconsistent with careful avoidance of the use, or even the appearance of use, of inside information. A put is a right to sell at a specified price a specific number of shares by a certain date and is utilized in anticipation of a decline in the share price. A call is a right to buy at a specified price a specified number of shares by a certain date and is utilized in anticipation of a rise in the share price. A derivative is an option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with a value derived from the value of an equity security. This prohibition does not apply to securities issued by the Company.

9.Certain Exceptions

The following transactions are exempted from this Policy, however, under no circumstances can a Primary Insider or it Closely Associated Persons conduct any of the below transactions during a MAR Blackout Period:

A. Rule 10b5-1 Plans

A purchase or sale of Company Securities in accordance with a trading plan (a “Rule 10b5-1 Plan”) adopted in accordance with the SEC’s Rule 10b5-l(c) shall not be deemed to be a violation of this Policy-even though such trade takes place during a blackout period or while the Covered Individual making such trade was aware of material, non-public information. However, the trading plan must be adopted outside of a blackout period and at a time when such Covered Individual is not aware of material, non-public information. A trading plan is a contract, instruction or a written plan regarding the purchase or sale of securities, as more fully described in Rule 10b5-l(c). Each trading plan must be reviewed and approved by the Company prior to establishment to confirm compliance with this Policy and applicable securities laws.

In order to receive such approval, a Covered Individual must certify in writing that (i) such Covered Individual was not in possession of material nonpublic information about the Company at the time the Rule 10b5-1 Plan was adopted, (ii) that all trades made under the Rule 10b5-1 Plan will comply with Rule 10b5-1 Plan and applicable securities laws, and (iii) the Rule 10b5-1 Plan complies with the requirements of Rule 10b5-1. No such approval by the Company shall be considered the Company’s determination that the Rule 10b5-1 Plan satisfies the requirements of Rule 10b5-1. It shall be the sole responsibility of the person establishing the Rule 10b5-1 Plan to ensure that such plan complies with the requirements of Rule 10b5-1.

In order to be afforded the defense of using a trading plan, Covered Individual and other persons have a mandatory cooling-off period between Rule 10b5-1 Plan adoption and execution of a trade, as noted below:

-

Directors and officers (as defined in § 240.16a-1(f) (Rule 16a-1(f) of the Securites Exchange Act of 1934, as amended) of the Company – The mandatory cooling-off period is the later of (i) 90 days following plan adoption or (ii) two business days following disclosure of the Company’s financial results for the fiscal quarter in which the plan was adopted (maximum of 120 days).

-	Key Employees and All Other Persons – 30 days following plan adoption.

B. Stock Option Exercise

The exercise of stock options issued by the Company (but not the sale of any shares issued upon such exercise or purchase) is exempt from this Policy. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

C. Issuance by the Company

If the Company directly issues securities to purchasers, then such issuance is exempt from this Policy. In addition, Covered Individuals are not prohibited from purchasing such Company issued securities from other holders. The exercise of warrants or conversion of convertible securities issued by the Company (but not the sale of any shares issued upon such exercise or purchase or conversion) is exempt from this Policy.

D. Gifts

Bona fide gifts of Company Securities are exempt from this Policy.

10.Confidentiality

The unauthorized disclosure of non-public information about the Company, whether or not for the purpose of facilitating improper trading in Company Securities, could cause serious harm for the Company. Covered Individuals should treat all such information as confidential and proprietary to the Company. All employees of the Company should refrain from discussing non-public information about the Company or developments within the Company with anyone outside the Company, except as required in the performance of their regular corporate duties and for legitimate business reasons.

This provision applies specifically (but not exclusively) to inquiries about the Company that may be made by the financial press, investment analysts or others in the financial community. Only certain designated officers may make communications on behalf of the Company. Unless an employee is expressly authorized to do so, any inquiries of this nature should be referred to the Company’s Chief Financial Officer.

11.Assistance

The ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with the Covered Individual. It is imperative that Covered Individuals use their best judgment. Any person who has any questions about specific transactions may obtain additional guidance from the Chief Financial Officer.

12.Post-Termination Transactions

This Policy will continue to apply to Covered Individual’s and Related Party’s transactions in Company securities even after a Covered Individual has terminated his or her employment with or position as a director of the Company. If a Covered Individual or Related Party is in possession of material nonpublic information when the Covered Individual’s employment or directorship terminates, the Covered Individual and his or her Related Parties may not trade in Company securities until that information has become public or is no longer material.

13.Informing the Company of Trading

Covered Individuals and their Related Parties must promptly inform the Company of any trading of, or other transactions with respect to, Company Securities. If a Covered Individual and/or its Related Parties carry out transactions in Company Securities, such Covered Individual and its Related Parties shall give prompt notice to the Chief Financial Officer and the Legal Counsel of the transaction in the form and with the information set out in Annex C hereto. The notification requirement applies to all transactions, including purchase/sale, share loans and transfers made or received in the form of gifts and inheritance (transfer of title) of Company Securities.

14.Public Disclosure of Trading

By notifying the Chief Financial Officer and the Legal Counsel of a transaction in accordance with section 13, the relevant Primary Insider or its Closely Associated Persons, as applicable, authorizes the Chief Financial Officer and the Legal Counsel to make the required filing of the transaction with the Norwegian Financial Supervisory Authority on its behalf. The Company will arrange for disclosure of the transaction notified pursuant to section 13 to the market. Any disclosure of transactions and related filings to the Norwegian Financial Supervisory Authority by the Chief Financial Officer and the Legal Counsel on behalf of a Primary Insider or its Closely Associated Persons is made at the sole responsibility of the Primary Insider or its Closely Associated Persons (as applicable). The Primary Insider or its Closely Associated Persons (as applicable) warrant that all information contained in a notification pursuant to section 13 is correct and accurate.

15.Other Reporting Obligations

Each Primary Insider shall, upon election or appointment, inform the Chief Financial Officer and the Legal Counsel of the size of that person’s direct and indirect holding(s) of Company Securities. Each Primary Insider shall ensure that its holding(s) of Company Securities is registered in the relevant securities register in such a manner that the legal name of the holder and the name of the relevant person – to the extent possible – appears.

16.Violations

Covered Individuals who violate this Policy will be subject to disciplinary action by the Company, which may include cash penalties, ineligibility for future participation in the Company’s incentive plans, and/or termination of employment.

Covered Individuals may also be subject to criminal and civil fines and penalties as well as imprisonment for engaging in transactions in the Company’s securities at a time when they have knowledge of material non-public information regarding the Company. In addition, Covered Individuals may be liable for improper transactions by any person to whom they have disclosed material non-public information regarding the Company, or to whom such person has made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities.

Any known or suspected violations of this policy must be immediately reported to the Company’s secretary at corp.sec@okeanisecotankers.com, or through the Whistleblower section of the Company’s website at www.okeanisecotankers.com/whistleblower.

A. MAR and Norwegian Law

Negligent or wilful violation of the prohibition on unlawful disclosure of inside information is punishable by (i) fines or imprisonment for up to four to six years or administrative sanction by the Norwegian Financial Supervisory Authority in the form of violation fee. Negligent or wilful violation of the notification and disclosure requirements by Primary Insiders or Closely Associated Persons is punishable by fines or imprisonment for up to one year or administrative sanction by Norwegian Financial Supervisory Authority in the form of violation fee.

In addition, any violation of the restrictions in these rules may be subject to administrative sanctions such as substantial administrative fines, administrative and criminal sanctions in other jurisdictions than Norway and liability in damages towards third parties affected by the proscribed behaviour.

A violation of the provisions in this Policy may, in addition to administrative and criminal sanctions, have disciplinary consequences in the form of a warning and, in aggravated cases, dismissal without notice. The Company may report a violation to the relevant authorities in Norway.

Annex A

Form of Notice to Primary Insiders

Annex B

Form of Notice to Closely Associated Persons

Annex C

Notification Form for Primary Insiders and their Closely Associated Persons